EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors and Stockholders

HealtheTech, Inc.:

We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheets of HealtheTech, Inc. as of December 31, 2001 and 2002, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Denver, Colorado
January 21, 2004